                         $190,587,000 PRINCIPAL AMOUNT

                                (ADVANTA LOGO)
              REDIRESERVE VARIABLE RATE CERTIFICATES ($1,000 MIN.)

                                  91 DAY NOTES
                      SIX, EIGHTEEN AND THIRTY MONTH NOTES
             ONE, TWO, THREE, FOUR, FIVE, SEVEN AND TEN YEAR NOTES

    The Securities offered hereby are debt securities of Advanta Corp. (the "Company") consisting of RediReserve Variable Rate Certificates (the "RediReserve Certificates") and Notes (the "Notes", and together with the RediReserve Certificates, the "Securities").

    The interest rates on the Notes and RediReserve Certificates will be established by the Company from time to time and will be set forth in supplements hereto. Interest rates are subject to change by the Company, but no such change will affect any Security theretofore issued or as to which an offer to purchase has been accepted by the Company.

    The RediReserve Certificates are redeemable at the demand of the holder. The Notes are subject to automatic extension at maturity unless the Company requests redemption at least seven Business Days (as defined herein) prior to maturity or the holder elects redemption, in writing, within seven Business Days after maturity. For information on the terms of such extensions, including the interest rate to be paid during any extended term, see "Description of Securities -- Provisions Relating to Notes." The Securities will be uncertificated and evidenced by book-entry and a statement issued to each purchaser.

    A tabular summary of certain other terms of the Securities offered hereby appears at page 5.

    The Company is not subject to state or federal regulations applicable to banks and savings and loan associations, including, among other things, regulations regarding the maintenance of reserves and the quality or condition of its assets. The Securities offered hereby represent unsecured obligations of the Company and are not insured or guaranteed by the Federal Deposit Insurance Corporation ("FDIC") or any other governmental or private entity. SEE "RISK FACTORS" ON PAGE 6.

      The Securities are being offered by the Company directly without an underwriter or selling agent. The Securities are being offered on a continuous basis without an expected termination date. See "Plan of Distribution." The terms of the offering or the Securities may be modified prospectively at any time. Certain terms of outstanding RediReserve Certificates may be modified. See "Description of Securities." There is no assurance that all or any portion of the offered Securities will be sold. It is not expected that there will be a trading market for any of the Securities. The Company reserves the right to reject any subscription in whole or in part.

    The Securities being offered will not be listed on a securities exchange and the Company does not expect that any active trading market in the Securities will develop or be sustained.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
       ADEQUACY OF THIS PROSPECTUS, ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                            ------------------------

   THE SECURITIES OFFERED HEREBY ARE NOT REGISTERED UNDER THE PENNSYLVANIA SECURITIES ACT OF 1972. FOR SALES IN PENNSYLVANIA, THE COMPANY IS RELYING
      UPON AN EXEMPTION FROM THAT ACT'S REGISTRATION REQUIREMENTS WHICH
         IS AVAILABLE FOR THE OFFER AND SALE OF SECURITIES SENIOR TO
            SECURITIES OF THE SAME ISSUER WHICH SECURITIES SATISFY
              THE MARGIN REQUIREMENTS OF THE BOARD OF GOVERNORS
                     OF THE FEDERAL RESERVE SYSTEM UNDER
                                REGULATION T.

---------------------------------------------------------------------------------------------------------------------
                                                                          UNDERWRITING
                                                   PRICE TO              COMMISSIONS AND             PROCEEDS
                                                 PUBLIC(1)(2)               DISCOUNTS             TO THE COMPANY
---------------------------------------------------------------------------------------------------------------------
 Per Security.............................           100%                     None                    100%(2)
---------------------------------------------------------------------------------------------------------------------
 Total....................................       $190,587,000                 None                $190,587,000(2)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) RediReserve Certificates will be issued in payment of interest due on RediReserve Certificates.

(2) Before deducting expenses estimated at $101,000.00.
                            ------------------------

                The date of this Prospectus is October 23, 1995.

                               TABLE OF CONTENTS

Available Information....................     2
Incorporation of Certain Information by
  Reference..............................     2
Summary of the Offering..................     3
  The Company............................     3
  Securities Offered.....................     3
  Modification, Termination or Extension
     of Offering.........................     4
  Trustee and Indenture..................     4
Highlights of Terms of Securities
  Offered................................     5
Risk Factors.............................     6
Ratio of Earnings to Fixed Charges.......     7
Plan of Distribution.....................     7
Use of Proceeds..........................     7
Description of Securities................     7
  General................................     7
  Provisions Relating to RediReserve
     Certificates........................     8
  Provisions Relating to Notes...........    10
  Provisions Relating to All
     Securities..........................    11
Legal Opinion............................    13
Experts..................................    13

     No Company employee or other person has been authorized to give any oral information or to make any oral representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is true as of any time subsequent to its date.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at the address of the Commission set forth above.

     The Company has filed with the Commission registration statements (collectively, with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Securities offered hereby. This Registration Statement and the descriptions of documents contained herein are complete in all material respects. However, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     As required by the Commission, the Company hereby incorporates by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1995; and

     3. The Company's Current Reports on Form 8-K dated January 24, April 19, July 12, July 20, August 3, August 15, 1995 and October 18, 1995.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a Post-Effective Amendment which indicates that all Securities offered have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: Investor Relations, Advanta Corp., Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044-2209, telephone (215) 784-5335.

                            SUMMARY OF THE OFFERING

     The following information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

THE COMPANY

     The Company is a highly focused direct marketer of select consumer financial services. The Company primarily originates and services credit cards and mortgage loans. Other businesses include small ticket equipment leasing, credit insurance and deposit products nationwide. At June 30, 1995, assets under management totaled approximately $10.6 billion.

     The Company was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware 19703. Its principal operating offices are located at Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044. The Company's telephone numbers at its principal executive and operating offices are, respectively, (302) 791-4400 and (215) 657-4000.

SECURITIES OFFERED

     This offering relates to $190,587,000 in principal amount of the following Securities of the Company: RediReserve Variable Rate Certificates ("RediReserve Certificates") and Notes ("Notes"). The RediReserve Certificates are payable on the demand of the holder. The Notes have maturities of 91 Days, six months, one year, 18 months, two years, 30 months, and three, four, five, seven and ten years after the date of issue. The Securities are not insured, guaranteed or secured by any lien on assets of the Company and there are no sinking fund provisions.

     In lieu of paying interest by check, additional RediReserve Certificates will be issued in payment of interest due on RediReserve Certificates. Interest on RediReserve Certificates will only be paid in such manner, except that upon redemption by a holder of all RediReserve Certificates held by such holder, any accrued interest will be paid by check. Further, subject to the limitations described under "Redemption at Holder's Election" and "Redemption by Draft," holders may access by draft all funds held in the form of RediReserve Certificates.

     No interest will be paid on RediReserve Certificates for any day during which the principal balance in an account is below $1,000.

     A tabular summary of the terms of the Securities appears on page 5.

MODIFICATION, TERMINATION OR EXTENSION OF OFFERING

     The Company reserves the right to modify at any time the terms of the offering or the Securities as set forth on the cover page of this Prospectus. Any such modification will apply only to Securities offered after the date of such modification, except as described under "Description of Securities -- General." From time to time, the aggregate amount of Securities offered for sale by the Company may be increased.

TRUSTEE AND INDENTURE

     The Securities are to be issued under the terms of the Trust Indenture to be entered into between the Company and Mellon Bank, N.A. ("Mellon"), as Trustee (the "Indenture"). Mellon is also the successor trustee under a Trust Indenture dated April 22, 1981 between the Company and a predecessor of Mellon (the "Prior Indenture"). Securities to be issued initially under the Indenture will be substantially identical to those issued under the Prior Indenture, except that Securities issued under the Prior Indenture are subordinated in right of payment to Senior Debt of the Company (as defined in the Prior Indenture) whereas Securities to be issued under the Indenture will not be subordinated. In addition, the definition of "Event of Default" in the Indenture includes a default in the performance by the Company of covenants in the Indenture that continues for 60 days (as opposed to 30 days in the Prior Indenture) after the Company has been given notice of the default by the Trustee or holders of at least 25% in principal amount of the outstanding Securities of the applicable series (as opposed to 10% in principal amount of the outstanding Securities in the Prior Indenture); and a default under Senior Debt constitutes an Event of Default in the Prior Indenture, but not in the Indenture. The Company intends to exchange Securities issued under the Indenture for the comparable Securities issued under the Prior Indenture without any cost to the holders of Securities. The Company expects that substantially all Securities issued under the Prior Indenture will be cancelled in connection with this exchange. To the extent that RediReserve Certificates issued under the Prior Indenture remain outstanding after the exchange, RediReserve Certificates issued under the Prior Indenture would be paid as interest on such RediReserve Certificates pursuant to this Prospectus and the Registration Statement.

                   HIGHLIGHTS OF TERMS OF SECURITIES OFFERED

-------------------------------------------------------------------------------------------------
                        REDIRESERVE
                        VARIABLE RATE
                        CERTIFICATES
-------------------------------------------------------------------------------------------------
 Denomination of Initial  Minimum initial purchase: $1,000 or any amount in excess thereof;
 Purchase and Additional  additional purchases in any amount.
 Purchases
-------------------------------------------------------------------------------------------------
 Annual Interest         Interest rate on all outstanding Certificates may vary from week to week. The rate will be set each week by the Company, to be at least the average rate on Thirteen Week U.S. Treasury Bills over the preceding eight weeks, less one percent. No interest will be paid for any day on which the principal balance in an account is below the minimum balance
                         (currently $1,000).
-------------------------------------------------------------------------------------------------
 Payment of Interest     Quarterly, on each March 31, June 30, September 30 and December 31, accrued interest is added to the principal in each account in the form of additional RediReserve Certificates. Except as otherwise provided herein, no checks will be issued in payment of interest.
-------------------------------------------------------------------------------------------------
 Redemption by Holder    Redeemable by holder upon oral or written demand, or by draft.
                         Redemption must be at least $250 except for redemption to close an account.
-------------------------------------------------------------------------------------------------
 Redemption by Company   Redeemable on 30 days' notice.
-------------------------------------------------------------------------------------------------
 Form                    Book-entry and non-negotiable.
                         (A statement will be issued, not a promissory note).
-------------------------------------------------------------------------------------------------
 Automatic Extension     Not applicable (no fixed maturity).
-------------------------------------------------------------------------------------------------


                          91 DAY, SIX, EIGHTEEN AND THIRTY
                           MONTH, AND ONE, TWO, THREE, FOUR, FIVE,
                           SEVEN AND TEN YEAR NOTES

-------------------------------------------------------------------------------------------------

 Denomination of Initial   Minimum purchase: $5,000 or other amount as specified by the
 Purchase and Additional   Company.
 Purchases
-------------------------------------------------------------------------------------------------

 Annual Interest           Fixed by the Company based on market conditions and the Company's financial requirements. Once determined, the rate on each Note remains fixed until its maturity, but may change if the Note is extended and will be set forth in a supplement hereto.

-------------------------------------------------------------------------------------------------

 Payment of Interest       On Notes with maturities of 91 days or six months, interest is compounded daily and paid at maturity. On all other Notes, at the election of the holder, interest is compounded daily and paid at maturity or may be paid monthly, quarterly, semi-annually or annually.

-------------------------------------------------------------------------------------------------

 Redemption by Holder      May be redeemed by the original holder after total permanent disability or by his estate after death, at the principal amount plus accrued interest. Otherwise, there is no right of the holder to cause redemption prior to maturity. For a statement of the terms on which the Company, in its sole discretion, may
                           repurchase the Notes, see "Description of
                           Securities -- Provisions Relating to Notes."

-------------------------------------------------------------------------------------------------

 Redemption by Company     Not redeemable until maturity.

-------------------------------------------------------------------------------------------------

 Form                      Book-entry and non-negotiable.

                           (A statement will be issued, not a promissory note).

-------------------------------------------------------------------------------------------------

 Automatic Extension       If the Company does not request redemption at least seven
                           Business Days prior to maturity or if not redeemed by holder within seven Business Days after its maturity date, then a Note with a principal amount of $2,500 or more will be extended automatically for a period equal to the original term. A Note with a principal amount that is less than $2,500 at maturity will automatically be redeemed. Notes are extended at the rate being offered on newly-issued Notes of like tenor, term and
                           denomination at their respective maturity dates. If similar Notes are not then being offered, absent instructions from the
                           Noteholder selecting a Note with a term currently being offered, the maturing Note will be redeemed.

-------------------------------------------------------------------------------------------------


The Securities are unsecured obligations of the Company. The Company is not subject to state or federal regulation applicable to banks and savings and loan associations with regard to insurance, the maintenance of reserves, or the quality or condition of its assets or other matters. It is not expected that there will be a trading market for the Notes, see "Description of Securities -- Provisions Relating to the Notes -- Liquidity."

The Securities are not insured or guaranteed by any bank subsidiary of the Company or any other public or private entity.

                                  RISK FACTORS

     Investors in the Securities offered hereby should consider the following factors:

     Absence of Insurance and Guarantees. The Securities are not insured by any governmental or other entity such as the FDIC as are bank, savings and loan or credit union accounts, and they are not guaranteed by any public or private entity. In these respects, the Company is similar to most other commercial enterprises (including bank holding companies) which sell debt securities to public investors, but is dissimilar to most banking or savings institutions.

     Limited Availability of Bank and Insurance Company Assets; Impact on Liquidity. Banking regulations limit the amount of dividends that a bank may pay. Further, because of regulatory considerations, Colonial National Bank USA and Advanta National Bank (the "Banks"), which are subsidiaries of the Company, do not intend to make loans to the Company. In addition, Arizona insurance regulations restrict the amount of dividends which an insurance company may distribute without the prior consent of the Director of Insurance.

     The limited availability to the Company of dividends from its subsidiaries impacts the Company's liquidity. While the Company was paid substantial dividends by its subsidiaries in 1994 and such dividends are expected to remain significant, for the reasons described above, dividends from the Banks and the Company's insurance subsidiaries are not expected, for the foreseeable future, to be the Company's major source of liquidity in satisfying its obligations to creditors or in providing a source of dividend payments to stockholders. At June 30, 1995, approximately $67 million were available from the Company's subsidiaries for the payment of dividends and other distributions to the Company without prior regulatory approval.

     Risks Associated with Maintaining Portfolios of Credit Card Receivables and Mortgage Loans. There are certain risks associated with maintaining portfolios of credit card receivables and mortgage loans. The primary risks involve the possibility of future economic downturns causing an increase in credit losses, and interest rate fluctuations. These risks are inherent to every lender. The Company believes its credit loss experience is generally comparable to industry averages. With respect to interest rate fluctuations, the Company pursues a disciplined interest rate risk management strategy, which includes computer simulations of various scenarios, that it believes will enable it to readily adjust to most market variations.

     Regulation. The banking and finance businesses in general are the subject of extensive regulation at both the state and federal levels. Numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or the manner in which the Company conducts its activities. In addition, the outcome of pending litigation against other credit card issuers concerning the legality of certain credit card fees and charges may adversely impact the Company's business.

     Competition. As a marketer of credit products, the Company faces intense competition from numerous providers of financial services. Although the Company believes it is generally competitive, there can be no assurance that its ability to market its services successfully or to obtain adequate yields on its loans will not be impacted by the nature of the competition that now exists or may develop.

     Limited Events of Default; Absence of Provisions Relating to Highly Leveraged Transactions or a Change in Control. The Indenture contains only limited events of default other than default in the timely payment of principal or interest. See "Description of Securities -- Provisions Relating to All Securities -- Events of Default." Neither the Indenture nor the Prior Indenture contain any covenants or other provisions to afford protection to holders of Securities in the event of a highly leveraged transaction or a change in the control of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                                          SIX
                                                        MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                     -------------   --------------------------------
                                                     1995     1994   1994   1993   1992   1991   1990
                                                     ----     ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges*................  2.32     2.84   2.71   2.52   1.81   1.36   1.20

---------------
* Fixed charges represent interest plus one-third of all rentals.

                              PLAN OF DISTRIBUTION

     The Securities will be sold by the Company directly without an underwriter or selling agent. The Securities will be sold by employees of the Company who, pursuant to Rule 3a4-1(a) promulgated under the Exchange Act, are deemed not to be brokers. In accordance with certain provisions of Rule 3a4-1(a), such employees are not compensated by commission, are not associated with any broker or dealer and limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

     The Company may vary the terms and conditions of the offer by state, locality or as otherwise described under "Description of Securities -- Provisions Relating to All Securities -- Additional Interest" and "-- Variations in Terms and Conditions" in this Prospectus. Further, the Company may offer different Securities at different times depending on such factors as the Company's liquidity requirements, the interest rate environment and other economic conditions.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of Securities will be used for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, subsidiaries and affiliates of the Company which will use the proceeds for general corporate purposes; and, possibly, for financing future acquisitions by the Company, including without limitation, acquisitions of credit card, mortgage and equipment lease portfolios. At the date hereof, no specific proposed acquisitions have been identified as probable. Proceeds may also be used to invest in income-producing securities and other assets. The amount of Securities offered from time to time and the precise amounts and timing of the applications of such proceeds will depend upon funding requirements of the Company and its subsidiaries and affiliates.

     In view of its anticipated requirements, the Company expects to engage on a recurring basis in additional private or public financing of a character and amount to be determined as the need arises.

                           DESCRIPTION OF SECURITIES

GENERAL

     This offering relates to the RediReserve Certificates and the Notes. The Notes have maturities of 91 Day months, six months, one year, 18 months, two years, 30 months, or three, four, five, seven or ten years after their respective dates of issue. The Securities are to be issued under a Trust Indenture (the "Indenture") to be entered into between the Company and Mellon Bank, N.A., a national banking association, as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are brief summaries of certain provisions of the Indenture, and are subject to the detailed provisions of the Indenture, to which reference is hereby made for a complete statement of such provisions. Whenever particular provisions of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated by reference as part of the statements made herein and the statements are qualified in their entirety by such reference. Parenthetical Section and Article references appearing below are to the Indenture. As described above under "Summary of the Offering -- Trustee and Indenture," in limited circumstances RediReserve Certificates issued under the Prior Indenture may be issued pursuant to this Prospectus and the Registration Statement.

     The Indenture may be modified as set forth below. Additionally, the Company has reserved the right to terminate this offering, or modify the terms of the offering or the Securities, at any time, by an appropriate amendment to this Prospectus, but no such modification will affect the rights of the holders of then outstanding Securities, except that, at the Company's election: (i) the principal amount required to be maintained in an existing RediReserve Certificate account may be increased (after 30 days' notice) or decreased; (ii) the minimum amount of any withdrawal from a RediReserve Certificate account may be increased (after 30 days' notice) or decreased; and (iii) certain service charges may be imposed or modified as described under "Description of Securities -- Provisions Relating to all Securities."

     The Securities are not secured by any collateral or lien. There are no provisions for a sinking fund.

PROVISIONS RELATING TO REDIRESERVE CERTIFICATES

     Form; Non-negotiability and Statements: RediReserve Certificates are not negotiable and are not evidenced by any promissory note issued to the holder. A statement evidencing ownership of a RediReserve Certificate will be issued to each purchaser of a RediReserve Certificate, but such statement is not a negotiable instrument, and no rights of ownership in a RediReserve Certificate can be transferred by mere endorsement and delivery of such a statement to a purchaser. Each holder of a RediReserve Certificate will receive, at the end of the month after each investment, withdrawal and interest payment, a statement indicating any transactions in such holder's RediReserve Certificate account.

     The Company maintains a register to record the owner of each outstanding RediReserve Certificate, and may treat the person whose name is so recorded as the owner of such RediReserve Certificate for all purposes. Ownership of a RediReserve Certificate may be transferred on the register only by written notice to the Company signed by the holder or his duly authorized representative on a form to be supplied by the Company. (Article Three)

     Denomination and Minimum Purchase: As of the date of this Prospectus, the minimum initial purchase of a RediReserve Certificate is $1,000 and additional purchases may be in any amount. From time to time, the Company may set other minimum purchase amounts and minimum balance requirements (as described below) for RediReserve Certificates.

     Interest on RediReserve Certificate Accounts: The interest rate on all outstanding RediReserve Certificates will be set by the Company each Tuesday (or such other day as the Company may determine from time to time by Company Order) and the interest rate paid on each outstanding RediReserve Certificate may vary from week to week. As long as a holder maintains the applicable minimum balance in his RediReserve Certificate account, the weekly rate, at a minimum, will be 1% below the average rate on Thirteen Week U.S. Treasury Bills for the preceding eight weekly auctions. While the foregoing is the minimum at which the weekly rate will be fixed, the actual rate may be above the minimum. Investors may inquire concerning the rate then being paid on outstanding RediReserve Certificates by writing or telephoning the Company.

     Interest on each RediReserve Certificate account with a balance above the minimum required (currently $1,000) accrues daily and is compounded quarterly on March 31, June 30, September 30 and December 31 of each year. Interest accrued during each quarterly period will not be paid by check, but rather will be added to the principal balance of each holder's RediReserve Certificate account in the form of additional RediReserve Certificates. Interest accrues on the principal balance of each RediReserve Certificate through the date of redemption. If a holder redeems in full all RediReserve Certificates held by him, the Company will pay all accrued interest by check as soon as practicable after redemption.

     Minimum Balance Requirement for RediReserve Certificate Accounts: No interest shall be paid on any day the principal amount in a holder's RediReserve Certificate account is less than the amount which may be designated from time to time by the Company ($1,000 at the date of this Prospectus). The Company has the right to increase or decrease the minimum principal amount which must be maintained in a RediReserve Certificate account and such an increase or decrease may be applied, at the Company's election, to RediReserve Certificates outstanding as of the date of the increase or decrease as well as RediReserve Certificates issued after such increase or decrease. The Company must give holders of RediReserve Certificates at least 30 days advance written notice if the Company elects to increase the minimum principal amount which must be maintained in their RediReserve Certificate accounts.

     Redemption at the Holder's Election: RediReserve Certificates may be redeemed at any time in minimum amounts of $250 (or any amount if closing an account), and will be paid in full upon demand by the holder, which demand is received by the Company at its principal place of business or such other places as may be designated by it for such purpose. The Company may delay redemption of a newly purchased RediReserve Certificate for such time as may be necessary to assure that it has received the full purchase price of such RediReserve Certificate -- for example, until a check given to it in payment for the RediReserve Certificate is collected.

     The minimum amount for redemptions may be increased (after 30 days' notice) or decreased by the Company from time to time.

     Redemption by Draft: A holder may elect to make redemptions by draft payable to the order of any payee in any amount of $250 or more. At the request of a holder, the Company will provide drafts drawn on it that will be payable through one of its subsidiary banks, or a successor bank. All authorized signers on a RediReserve Certificate account must submit specimen signatures on a signature card provided by the Company and must agree to abide by the Company's rules and regulations pertaining to such accounts. As with regular bank checks, certain banks may not provide cash at the time of deposit, but will wait until they have received payment from the subsidiary bank. When a draft is presented to the subsidiary bank for payment, the subsidiary bank, as agent of the holder, will cause the Company to redeem a sufficient amount from the holder's RediReserve Certificate account to cover the amount of the draft. Interest continues to accrue on a RediReserve Certificate account until a draft is presented to the subsidiary bank for payment. The subsidiary bank will return a draft if the amount of collected funds in the holder's RediReserve Certificate account is insufficient to cover the draft or if the signature(s) on the draft is (are) not, in the judgment of the Company, the same as the specimen signature(s) previously submitted to the Company. The Company reserves the right to charge a fee for the dishonor of a draft or for a stop payment order.

     Neither the Company nor the subsidiary bank will return canceled drafts to the holders of RediReserve Certificate accounts, although the Company will, upon request, provide a holder with copies of drafts designated by the holder upon payment of a service charge. Holders of RediReserve Certificate accounts will receive statements as described under "Form; Non-negotiability and Statements" above, which will reflect draft transactions.

     Redemption at the Company's Election: The Company may, at its election, redeem RediReserve Certificates either as a whole or from time to time in part, upon not less than 30 days' written notice to the holder, at the principal amount thereof without premium, plus interest accrued to the date of redemption. Accrued interest on RediReserve Certificates so redeemed will be paid as soon as practicable.

PROVISIONS RELATING TO NOTES

     Form and Denominations: The Notes shall be uncertificated and evidenced by book entry and a statement issued to each purchaser.

     Statements issued by the Company are not negotiable instruments, and no rights of ownership can be transferred by mere endorsement and delivery of a statement. Ownership of a Note may be transferred on the Company register only by written notice to the Company signed by the owner(s) or such owner's duly authorized representative on a form to be supplied by the Company. (Section 3.05) The Notes may not be pledged, assigned or hypothecated (as collateral for a loan or otherwise). The Notes may be purchased in minimum denominations to be determined, from time to time, by the Company. Separate purchases may not be accumulated to satisfy the minimum denomination requirements.

     Interest: The interest rates payable on the Notes will be fixed by the Company from time to time based on market conditions and the Company's financial requirements. Once determined, the rate of interest payable on a Note will remain fixed on such Note until it matures or is redeemed by the Noteholder.

     Interest on 91 Day and Six Month Notes compounds daily and is paid only at maturity. While interest on 18 Month, Two Year, 30 Month, and Three, Four, Five, Seven and Ten Year Notes compounds daily, holders may elect to have interest paid monthly, quarterly, semiannually, annually, or paid at maturity. This election may be changed one time by the holder during the term of the Note. Interest on One Year Notes compounds daily and holders may elect to have interest paid monthly, quarterly, semiannually or at maturity. This election may not be changed during the term of a One Year Note.

     Automatic Extension: If the Company does not request redemption of a Note at least seven Business Days prior to maturity, or if a Note is not redeemed or converted to another term by the Noteholder within seven Business Days after maturity, a Note with a principal amount of $2,500 or more will be extended automatically for a period equal to the original term. As used herein, "Business Day" means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the State of Delaware or the Commonwealth of Pennsylvania are not authorized or obligated to be open. If a Note is renewed as described above, such Note will continue in all its provisions, including provisions relating to payment, except that the interest rate payable during any renewed term shall be the interest rate which is being offered by the Company on similar Notes as of the renewal date. If similar Notes are not then being offered, the Note will not renew, and, absent instructions from the Noteholder selecting a Note with a term that is currently being offered, the maturing Note will be redeemed. The Company will give each Noteholder notice at least seven days prior to maturity reminding him of the maturity. If the Company gives notice to a Noteholder of the Company's desire to redeem a Note at maturity, no interest will accrue after the date of maturity. Likewise, if a Noteholder submits a written request for redemption within seven days after its maturity date, no interest will accrue after the date of maturity. A Note with a principal amount that is less than $2,500 at maturity will be redeemed automatically.

     No Redemption by the Company: The Company has no right to redeem a Note and the holder has no right to require the Company to redeem any such Note prior to its maturity date as originally stated or as it may be extended, except as indicated below.

     Redemption by the Holder on Death or Disability: A Note may be redeemed at the election of the original owner (if he is still the holder) following his total permanent disability, or at the election of his estate following his death, as established to the satisfaction of the Company. The redemption price, in the event of such a death or disability, is the principal amount of the Note, plus interest accrued and not previously paid, to the date of redemption. If two or more persons are joint record owners of a Note, the election to redeem will not apply until both record owners are either deceased or disabled, except that, if the joint owners are husband and wife, the election may be made after the death or total permanent disability of either spouse.

     The Company may modify the foregoing policy on redemption after death or disability. However, no such modification will affect the right of redemption applicable to any Note which was purchased at a time when the then current prospectus of the Company stated the Company's policy to redeem as indicated in the preceding paragraph.

     Liquidity: It is not expected that there will be a trading market for the Notes. Although Noteholders have no contractual right to redeem a Note prior to maturity, the Company, in its sole discretion, may honor a written request for early redemption. Should the Company elect to do so, the Company will impose a penalty that is the higher of (a) 91 days' compound interest at the actual rate of interest borne by the Note, plus an amount equal to the difference, if any, between the interest earned on the Note, at the rate and on the terms stated therein, and the interest that would have been earned on the Note at a rate of 5%, if 5% is lower than the rate borne by the Note; or (b) the rate currently being offered by the Company (as of the redemption date) on a Note of the same term as the Note being redeemed, less the actual interest rate borne by the Note being redeemed, multiplied by the remaining term of the Note being redeemed on a 365 day basis. Under either calculation method, early redemption may result in a loss of principal.

PROVISIONS RELATING TO ALL SECURITIES

     Interest Accrual Date: Interest on the Securities accrues from the date of purchase which is deemed to be the date the Company receives funds which are received prior to 3:00 p.m. on a business day or the next business day if the Company receives such funds on a non-business day or after 3:00 p.m. on a business day. For this purpose, the Company's business days will be deemed to be Monday through Friday, except for Pennsylvania legal holidays.

     Interest Withholding: With respect to those investors who do not provide the Company with a fully executed Form W-9, the Company will withhold 31% of any interest paid.

     Additional Interest: In addition to the interest rates payable as set forth above, the Company may make such additional payments of interest, premiums or other benefits ("Additional Interest") on such of the Securities, in such amounts, in such form, on such terms and at such times as shall be determined from time to time by the Company. Such Additional Interest payments may be modified or discontinued at any time. For example, such Additional Interest payments may be limited to new investors, or to current investors increasing or renewing their investments in the Securities. Also, such Additional Interest payments may be limited to current or new investors residing in one or more states or localities where the Company is authorized to sell the Securities.

     Aggregate Indebtedness: The amount of indebtedness which may be outstanding under the Indenture at any one time is unlimited. There also is no limitation on the respective amounts of each class of Securities which may be outstanding at any one time.

     Modification of Indenture: The Indenture may be modified by the Company and the Trustee at any time or times with the consent of the holders of not less than a majority in principal amount of the Securities then outstanding, but no modification of the Indenture may be made which will affect the terms of payment or the principal of any Security, without consent of the holder thereof, or reduce the percentage of holders of Securities whose consent to modification is required. The Company and the Trustee may enter into supplemental indentures adding covenants or agreements of the Company for the protection of the holders of Securities, or clarifying any ambiguity or correcting any defect in the Indenture, consistent with its terms, or modifying provisions of the Indenture provided that such modifications do not have a material adverse effect on the interest of holders of outstanding Securities, without action by the holders of Securities. (Article Nine)

     Place and Method of Payment: Principal and interest upon the Securities will be payable at the principal executive office of the Company, as it may be established from time to time, or at such other place as the Company may designate for that purpose; provided, however, that payments may be made at the option of the Company by check mailed to the person entitled thereto at his address appearing in the register which the Company maintains for that purpose. (Sections 307 and 1002)

     Events of Default: An Event of Default is defined in the Indenture as being any of the following: (i) default in payment of principal on any of the Securities under the Indenture which has not been cured; (ii) a default for 30 days in payment of any installment of interest on a Security; or (iii) certain events of bankruptcy, insolvency or reorganization or default in the performance or breach of any covenant or warranty of the Company in the Indenture and continuance of such default in performance or breach for a period of 60 days after notice of such default has been received by the Company from the Trustee or from the holders of 25% in principal amount of the outstanding Securities. The Company is required to file annually with the Trustee an officer's certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the holders of a majority in aggregate principal amount of the applicable Securities at the time outstanding may, on behalf of all holders, waive any past default except in payment of principal or interest on the Securities and certain other specified covenants or provisions. (Article Five)

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Securities, unless such holders of Securities shall have offered to the Trustee reasonable indemnity. (Section 601) Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the Securities at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to specified limitations, or exercising any power conferred on the Trustee. The Indenture contains certain limitations on the right of an individual holders of Securities to institute legal proceedings in the event of the Company's default. (Sections 507 and 512)

     Certain Covenants: The Company has entered into certain covenants including that it will not consolidate or merge with or into any other corporation, unless the other corporation expressly assumes the obligations of the Company under the Indenture. (Article Eight) The Indenture contains no covenants or other provisions to afford protection to holders of Securities in the event of a highly leveraged transaction or a change in the control of the Company.

     Concerning the Trustee: The Trustee may resign at any time, may be removed by the holders of a majority of the principal amount of applicable outstanding Securities, or upon the occurrence of certain contingencies (relating generally to the insolvency of the Trustee or the Trustee's ineligibility to serve as such under the Trust Indenture Act of 1939, as amended), may be removed by the Company or by a court of competent jurisdiction upon petition of a holder of Securities, but no such resignation or removal of the Trustee may become effective until a successor Trustee has accepted the appointment as provided in the Indenture. (Sections 607 and 608) The Company and its subsidiaries reserve the right to enter into banking relationships with the Trustee and its subsidiaries. CoreStates is also the trustee under the Prior Indenture. In the event that a default arises under the Indenture or the Prior Indenture while Securities remain outstanding under both such Indentures, CoreStates may be obligated to resign as trustee under one of the Indentures.

     Satisfaction and Discharge of Indenture: The Indenture may be discharged upon the payment of all RediReserve Certificates and Notes outstanding thereunder or upon deposit in trust of funds sufficient therefor, plus compliance with certain formal procedures. (Article Four)

     Reports: The Company publishes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Copies of such reports will be sent to any holder of Securities upon oral or written request.

     Service Charges: The Company reserves the right to assess service charges for services such as changing the registration of any Security when such change is occasioned by a change in name of the holder, or a transfer (whether by operation of law or otherwise) of the Security by the holder to another person.

     The Company also reserves the right, upon 30 days' written notice to the holder, to increase service charges currently imposed in connection with redemptions by draft from RediReserve Certificate accounts and assess service charges for: (i) a holder making more than a specified number of redemptions in a specified period from a RediReserve Certificate account; and (ii) for certain other services provided with respect to RediReserve Certificate accounts.

     Additional Securities: The Company may offer from time to time, pursuant to the Indenture, additional classes of securities with terms and conditions different from the Securities offered hereby, (except that no such security issued under the Indenture may be senior to the Securities offered hereby). The Company will supplement this Prospectus if and when it decides to offer to the public any additional class of Security.

     Variations in Terms and Conditions: The Company reserves the right from time to time to offer different Securities and to vary the terms and conditions of the offer (including, but not limited to, minimum balance requirements for RediReserve Certificates and minimum denominations, additional interest payments and service charges for all Securities) depending upon the state or locality where the purchaser resides, the purchaser's tenure as an investor with the Company or whether an investor is increasing or renewing his/her investment in the Company's securities. In addition, the Company may vary certain terms and conditions of the RediReserve account and/or Notes for its employees and the employees of its subsidiaries.

     Compliance with Rule 14e-1:. Any purchase of Securities by the Company will be accomplished in compliance with Section 14(e) of the Exchange Act and Rule 14e-1 promulgated thereunder, if applicable.

                                 LEGAL OPINION

     Certain legal matters relating to the Securities offered hereby will be passed upon for the Company by Gene S. Schneyer, Esquire, Vice President, Secretary and General Counsel of the Company. Mr. Schneyer owns or has the right to acquire a number of shares of Class A and Class B Common Stock of the Company which is well below 1% of the outstanding common stock of the Company.

                                    EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accounts, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

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                           (LOGO)PRINTED ON RECYCLED PAPER

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                                (ADVANTA LOGO)
                                 Corp.

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                                   PROSPECTUS
                         THE DATE OF THIS PROSPECTUS IS
                                OCTOBER 23, 1995